                Exhibit 2.6

SHARE PURCHASE AGREEMENT

dated as of February 8, 2008

among

2162771 Ontario Inc.

and

JOHN SCRYMGEOUR,

CHERYL SCRYMGEOUR,

PAOLO BALDASSARRA,

MARY BALDASSARRA,

KURT GOWMAN,

DONNA GOWMAN,

JANET PRATT,

KNOX & COMPANY INTERNATIONAL INC.

and

CREATIVE COMPOSITE PRODUCTS INC.

i

TABLE OF CONTENTS

PAGE

ARTICLE 1 DEFINITIONS	1
1.1 Definitions	1
1.2 Interpretive Provisions	7
ARTICLE 2 PURCHASE PRICE AND EARN OUT CONSIDERATION	8
2.1 Purchase and Sale of the Shares.	8
2.2 Escrow Amount.	11
2.3 Transactions to be Effected at the Closing	12
ARTICLE 3 THE CLOSING	12
3.1 Closing; Closing Date	12
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS	13
4.1 Binding Obligation	13
4.2 No Defaults or Conflicts	13
4.3 No Authorization or Consents Required	13
4.4 The Shares	13
4.5 Litigation	13
4.6 Residency	14
4.7 No Rights of Others	14
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLERS ON BEHALF OF THE COMPANIES	14
5.1 Organization and Corporate Power	14
5.2 Non-Contravention	14
5.3 Capitalization; Ownership of Shares.	14
5.4 Financial Statements.	15
5.5 Absence of Certain Developments	16
5.6 Real Property and Certain Assets	17
5.7 Taxes	17
5.8 Certain Contracts and Arrangements	19
5.9 Intellectual Property Rights.	20
5.10 Litigation	21
5.11 Employee Benefit Plans.	21
5.12 Environmental Matters.	23
5.13 Permits; Compliance with Laws	24
5.14 Insurance	24
5.15 Transactions with Affiliates	24
5.16 Customers	25
5.17 Suppliers	25
5.18 Corporate Records	25
5.19 Solvency	25
5.20 Products; Warranties; Claims	25
5.21 Inventory	25
5.22 Competition Act	25
5.23 Investment Canada Act	25

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER	26
6.1 Organization	26
6.2 Binding Obligation	26
6.3 No Defaults or Conflicts	26
6.4 No Authorization or Consents Required	26
6.5 Brokers	26
6.6 Sufficient Funds	27
6.7 Litigation	27
6.8 No Authorization or Consents Required	27
ARTICLE 7 COVENANTS	27
7.1 Conduct of Business of the Companies	27
7.2 Access to Information; Confidentiality; Public Announcements.	29
7.3 Filings and Authorizations; Consummation.	30
7.4 Further Assurances	30
7.5 Exclusivity	31
7.6 Employee Matters	31
7.7 Transfer to James Richard Pratt	31
7.8 Resignation of Sellers	31
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER	31
8.1 Representations and Warranties Accurate.	32
8.2 No Material Adverse Effect	32
8.3 Amalgamation	32
8.4 Performance	32
8.5 Sellers’ Certificate	32
8.6 Legal Prohibition.	32
8.7 Payoff Letters	32
8.8 Consents	32
8.9 Employment Agreements	32
8.10 Financing	32
8.11 Non-Compete Agreements	33
8.12 Other Deliverables	33
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS	33
9.1 Representations and Warranties Accurate	33
9.2 Performance	33
9.3 Officer Certificate	33
9.4 Other Agreements	33
9.5 Legal Prohibition	34
ARTICLE 10 TERMINATION	34
10.1 Termination	34
10.2 Survival After Termination	34
ARTICLE 11 INDEMNIFICATION AND RELEASE	34
11.1 Survival	34
11.2 Indemnification by the Sellers; Indemnification by the Buyer.	35
11.3 Limitations on Indemnification.	35
11.4 Indemnification Claim Process.	36
11.5 Indemnification Procedures for Non-Third Party Claims	37

11.6 Exclusive Remedy	37
11.7 Insurance; Other Indemnification	37
11.8 Entitlement to Claim	37
11.9 Release.	38
11.10 Calculation of Damages	38
ARTICLE 12 MISCELLANEOUS	38
12.1 Expenses	38
12.2 Amendment	39
12.3 Entire Agreement	39
12.4 Headings	39
12.5 Notices	39
12.6 Exhibits and Schedules.	40
12.7 Waiver	40
12.8 Binding Effect: Assignment	40
12.9 No Third Party Beneficiary	41
12.10 Counterparts	41
12.11 Governing Law and Jurisdiction	41
12.12 Consent to Jurisdiction and Service of Process	41
12.13 WAIVER OF JURY TRIAL	41
12.14 Specific Performance	41
12.15 Severability	41

ANNEXES AND EXHIBITS

Exhibit A	Non-Compete Agreement

SCHEDULES

Schedule 1.1	Permitted Encumbrances
Schedule 2.1(c)(i)	Example Preliminary Closing Statement
Schedule 4.2	Sellers’ Defaults or Conflicts
Schedule 4.3	Sellers’ Governmental Authorizations or Consents Required
Schedule 4.4-A	Sellers’ Ownership of Company
Schedule 4.4-B	Encumbrances of the Company’s Shares
Schedule 4.7	Third Party Rights with respect to Shares
Schedule 5.1	Foreign Qualifications
Schedule 5.2	Companies’ Defaults or Conflicts
Schedule 5.3(a)	Company’s Ownership of Compos-A-Tron Mfg
Schedule 5.3(b)	Company’s Ownership of Compos-A-Tron H O
Schedule 5.4(a)	Applicable Accounting Method
Schedule 5.4(b)	Undisclosed Liabilities
Schedule 5.5	Certain Developments
Schedule 5.6	Leased Properties
Schedule 5.7	Tax Liabilities
Schedule 5.8	Certain Contracts and Agreements
Schedule 5.9	Intellectual Property Rights
Schedule 5.10	Litigation
Schedule 5.11(a)	Company Benefit Plans
Schedule 5.12(a)	Hazardous Materials
Schedule 5.12(b)	Material Liabilities under Environmental Law
Schedule 5.12(c)	Asbestos
Schedule 5.13	Permits
Schedule 5.14	Material Insurance Policies
Schedule 5.15	Transactions with Affiliates
Schedule 5.16	Customers
Schedule 5.17	Suppliers
Schedule 5.20	Warranty Claims
Schedule 5.21	Inventory
Schedule 6.3	Buyer Defaults or Conflicts
Schedule 6.4	Authorizations and Consents Required by Buyer
Schedule 7.1	Conduct of Business of the Company
Schedule 7.1(1)	Affiliate Transactions
Schedule 7.1(o)	Capex
Schedule 8.7	Payoff Letters
Schedule 8.8	Consents

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is dated as of February 8, 2008 (this “Agreement”) among 2162771 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario (the “Buyer”) and Knox & Company International Inc., a corporation incorporated under the laws of the Province of Ontario (“KnoxCo”), John Scrymgeour, Cheryl Scrymgeour, Paolo Baldassarra, Mary Baldassarra, Kurt Gowman, Donna Gowman and Janet Pratt (each a “Seller” and together, the “Sellers”) and Creative Composite Products Inc., a corporation incorporated under the laws of the Province of Ontario (the “Company”).

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares (the “Shares”) of the Company, in the case of KnoxCo, directly and, in the case of the other Sellers, indirectly through certain holding corporations;

WHEREAS, the Company owns all of the issued and outstanding shares of Compos-A-Tron Mfg. Inc., a corporation incorporated under the laws of the Province of Ontario (“Compos-A-Tron Mfg”) and of Compos-A-Tron (H O) Corp., a corporation incorporated under the laws of the Province of Ontario (“Compos-A-Tron H O”; together with Compos-A-Tron Mfg and the Company, the “Companies”);

WHEREAS, the Sellers desire to sell all of the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Adjustment Amount” shall have the meaning set forth in Section 2.1(c)(i).

“Affiliate” means as to any Person (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, (i) “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting shares, by contract or otherwise and (ii) an “Affiliate” of an individual will be his spouse, children, parents and siblings and his spouse’s parents and siblings.

“Amalgamation” shall have the meaning set forth in Section 8.3.

“Assumed Indebtedness” means all Indebtedness of the Companies existing as of the Closing.

“Base Balance Sheet” shall have the meaning set forth in Section 5.4(b).

“Basket Amount” shall have the meaning set forth in Section 11.3(b).

“Benefit Plan” means all bonus, deferred compensation, incentive compensation, share purchase, share option, share appreciation, phantom share, savings, profit sharing, severance or termination pay, health, dental or other medical, life, disability or other insurance (whether insured or self-insured), mortgage insurance, employee loan, employee assistance, supplementary unemployment benefit, pension, retirement, supplementary retirement, plan, program and every other benefit plan, program, agreement, arrangement or practice (whether written or unwritten) maintained or contributed to for the benefit of any of the Companies’ employees, former employees or their respective dependent or beneficiaries, but excluding the Canada Pension Plan, the Quebec Pension Plan, any health or drug plan established and administered by a Province and workers’ compensation insurance provided by federal or provincial legislation or a comparable program established and administered outside Canada.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York and Toronto, Ontario are authorized or required by law or executive order to close.

“Buyer Indemnitee” shall have the meaning set forth in Section 11.2(a).

“Buyer’s Representations” shall have the meaning set forth in Section 11.1.

“Cap” shall have the meaning set forth in Section 11.3(a).

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in Canadian dollars) of all cash and cash equivalents (including marketable securities and short term investments) held by any of the Companies in accordance with GAAP at the Closing.

“Cash Earn Out Consideration” shall mean the amount set forth in Section 2.1(d).

“Cash Paid Equipment Amount” shall have the meaning set forth in Section 2.1(a).

“Cash Purchase Price” shall have the meaning set forth in Section 2.1(a).

“Claim Notice” shall have the meaning set forth in Section 11.4(b).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Cash and Cash Equivalents” shall have the meaning set forth in Section 2.1(c)(i).

“Closing Cash Paid Equipment Amount” shall have the meaning set forth in Section 2.1(c)(i).

“Closing Indebtedness” shall have the meaning set forth in Section 2.1(c)(i).

“Closing Net Working Capital” shall have the meaning set forth in Section 2.1(c)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” shall have the meaning set forth in the recitals.

“Company Benefit Plans” shall have the meaning set forth in Section 5.11(a).

“Company Copyrights” shall have the meaning set forth in Section 5.9(a).

“Company Expenses” shall have the meaning set forth in Section 12.1.

“Company Intellectual Property Assets” shall have the meaning set forth in Section 5.9(c).

“Company Marks” shall have the meaning set forth in Section 5.9(a).

“Company Patents” shall have the meaning set forth in Section 5.9(a).

“Company Trade Secrets” shall have the meaning set forth in Section 5.9(b).

“Compos-A-Tron H O” shall have the meaning set forth in the recitals.

“Compos-A-Tron H O Shares” shall have the meaning set forth in Section 5.3(a).

“Compos-A-Tron Mfg” shall have the meaning set forth in the recitals.

“Compos-A-Tron Mfg Shares” shall have the meaning set forth in Section 5.3(b).

“Customers” shall have the meaning set forth in Section 5.16.

“Cut-Off Date” shall have the meaning set forth in Section 11.1.

“date hereof” and “date of this Agreement” means the date first written above.

“Distribution Basket Amount” shall have the meaning set forth in Section 11.3(b).

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“Equipment Acquisition Amount” means the actual cost of all capital equipment purchased by the Companies and the out of pocket associated costs of installation from and after October 1, 2007 to the Closing Date.

“Escrow Agent” shall have the meaning set forth in Section 2.2(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.2(a).

“Escrow Amount” shall have the meaning set forth in Section 2.2(a).

“Estimated Cash and Cash Equivalents” shall have the meaning set forth in Section 2.1(b)(ii).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.1(b)(i).

“Extraordinary Receipts” shall mean receipts by the Companies after Closing of: (i) $400,000 received from Dow Chemical Canada Inc. on account of payment for development costs incurred prior to Closing; (ii) tax refunds actually received in cash on account of refundable research and development credits in relation to research and development conducted prior to Closing; and (iii) tax refunds actually received in cash arising from the fiscal year 2007 losses carried back to prior years.

“Expiration Date” shall have the meaning set forth in Section 2.2(b).

“Final Net Revenues Statement” shall have the meaning set forth in Section 2.1(e).

“Financial Statements” means (i) the audited consolidated balance sheet of the Companies for the fiscal years ended September 30, 2006 and September 30, 2007 including the notes thereto, and the audited statements of income and retained earnings, stockholders’ equity and cash flow for the period ended September 30, 2006 and September 30, 2007, and (ii) the unaudited consolidated balance sheet of the Companies as of December 31, 2007 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Companies for the three (3) months ended December 31, 2007 (the “Interim Financial Statements”).

“GAAP” means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of Canada, any foreign government, any province of Canada, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and governmental or non-governmental self-regulatory organization, agency or authority and any taxing authority.

“Hazardous Material” shall have the meaning set forth in Section 5.12(e).

“Intellectual Property Assets” shall have the meaning set forth in Section 5.9(c).

“Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate, currency or other currency hedging agreement, (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing, (v) all capitalized lease obligations as determined under GAAP, (vi) all obligations in respect of purchase money obligations for the acquisition of equipment and fixed assets, but in no event including trade payables in the ordinary course of business, (vii) all obligations secured by an Encumbrance on any property or asset owned by such Person regardless of whether the obligations secured thereby shall have been assumed by that Person or are non-recourse to the credit of that Person, (viii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (ix) all guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (viii) above, and (x) for clauses (i) through (ix) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments or contractual charges associated with the repayments of such Indebtedness on the Closing Date. For the avoidance of doubt, Indebtedness shall not include any amounts included in Net Working Capital.

“Indemnitee” shall have the meaning set forth in Section 11.2(a).

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Accountant” shall have the meaning set forth in Section 2.1(c)(ii).`

“Insurance Policies” shall have the meaning set forth in Section 5.14.

“Interim Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.

“Interim Financial Statements” shall have the meaning as set forth in the definition of Financial Statements.

“knowledge of the Company” or “knowledge of the Sellers” or any similar phrase means the actual knowledge of each of the Sellers after reasonable inquiry.

“Leased Real Property” shall have the meaning set forth in Section 5.6.

“Leases” shall have the meaning set forth in Section 5.6.

“Losses” shall have the meaning set forth in Section 11.2(a).

“Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Companies taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (except, in the case of clauses (i), (ii), or (iii) below to the extent disproportionately affecting the Companies relative to all other Persons operating in the same industries as the Companies taken as a whole): (i) conditions or effects that generally affect the industries in which the Companies operate, (ii) general economic conditions affecting the United States and Canada, (iii) effects arising from changes in laws or GAAP after the date hereof, (iv) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (v) effects related to the Companies’ compliance with and performance of the terms and conditions of this Agreement or any other agreement entered into in connection herewith, or (vi) any acts of war, other hostilities or terrorism involving the United States and Canada..

“Negative Adjustment Amount” shall have the meaning set forth in Section 2.1(c)(i).

“Net Revenues” means the sales of the Buyer and its controlled Affiliates (including the Companies) from and after January 1, 2008 to and including December 31, 2008 of composite rail products and related components, deck board to a maximum of $1,000,000.00 and such other products as may be mutually agreed upon, sold, directly or indirectly, by or through the manufacturing facilities in Canada, including products subcontracted to others all calculated in accordance with GAAP consistently applied.

“Net Working Capital” shall have the meaning set forth in Section 2.1(b).

“Permits” shall have the meaning set forth in Section 5.13.

“Permitted Encumbrances” means, (i) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which an adequate reserve has been reflected on the Companies’ Financial Statements, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Companies, (iii) Encumbrances to be removed prior to or at Closing, (iv) the Encumbrances set forth on Schedule 1.1; (v) other Encumbrances which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby and (vi) any Encumbrances incurred in connection with any Indebtedness that the Buyer elects not to pay-off at Closing.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Preliminary Net Revenues Statement” shall have the meaning set forth in Section 2.1(e).

“Positive Adjustment Amount” shall have the meaning set forth in Section 2.1(c)(i).

“Post-Closing Tax Period” means any tax period (or the portion of any Straddle Period) beginning after the Closing Date.

“Pre-Closing Tax Period” means any tax period (or the portion of any Straddle Period) ending on or prior to the Closing Date.

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.1(c)(i).

“Proceeding” means any action, suit, litigation, arbitration, proceeding, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Product Warranty Basket Amount” shall have the meaning set forth in Section 11.3(b).

“Representatives” means any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Seller Indemnitee” shall have the meaning set forth in Section 11.2(a).

“Sellers’ Representations” shall have the meaning set forth in Section 11.1.

“Specified Representations” shall have the meaning set forth in Section 11.1.

“Straddle Periods” means any taxable period that includes (but does not end on) the Closing Date.

“Standard Warranty” shall have the meaning set forth in Section 5.20.

“Suppliers” shall have the meaning set forth in Section 5.17.

“Target Net Working Capital” shall have the meaning set forth in Section 2.1(b).

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, pension plan contributions, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, unclaimed or abandoned property, transfer and gains taxes or other governmental taxes imposed or payable to any local or foreign Governmental Authority (including the United States), or any state, provincial, county or local government or subdivision or agency thereof, and, in each instance, such term shall include any interest, penalties or additions to tax attributable to any such Tax or requirement to report information with respect thereto and in each instance shall include any liability for Taxes of any other Person in respect of any items described by contract, as a transferee or successor to another Person, under U.S. Treasury Reg. Section 1.1502-6 or analogous state, provincial, local or foreign provisions or otherwise.

“Terminated Indebtedness” shall have the meaning set forth in Section 2.3(b).

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

“Third Party Rights” shall have the meaning set forth in Section 5.10(b).

“Trustee” shall have the meaning set forth in Section 2.1(d).

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a)        the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)       terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “dollars” and “$” mean Canadian Dollars;

(d)       references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)        wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)       references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)       references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)        references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)        with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)       references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l)        references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder; and

(m)      whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

ARTICLE 2

PURCHASE PRICE AND EARN OUT CONSIDERATION

2.1 Purchase and Sale of the Shares.

(a)        Purchase Price. Upon the terms and subject to the conditions herein, at the Closing, the Sellers shall sell, transfer and deliver (or cause to be sold, transferred and delivered) to the Buyer, and the Buyer shall purchase the Shares, for an aggregate purchase price of (i) $30,000,000 less the Company Expenses, less the Indebtedness plus Cash and Cash Equivalents, subject to adjustments pursuant to Section 2.1(b) and (c) below, plus the Equipment Acquisition Amount to the extent paid in cash prior to January 31, 2008 (the “Cash Paid Equipment Amount”), (the “Cash Purchase Price”) payable as described in Section 2.3 below plus (ii) the Cash Earn Out Consideration (if any) payable as described in Section 2.1(b) below.

(b)       Pre-Closing Estimates. Not less than three (3) Business Days prior to the Closing, the Sellers shall prepare, or cause to be prepared, and deliver to Buyer a certificate signed by each of the Sellers or an authorized officer thereof setting forth the Sellers’ good faith estimate of (i) the Net Working Capital of the Companies (the “Estimated Net Working Capital”), (ii) the amount of Cash and Cash Equivalents of the Companies (the “Estimated Cash and Cash Equivalents”), (iii) the Indebtedness of the Companies (the “Estimated Indebtedness”) and (iv) the amount of the Cash Paid Equipment Amount (the “Estimated Cash Paid Equipment Amount”), in each case (x) as of the close of business on the Closing Date and (y) in the case of Net Working Capital of the Companies, without giving effect to the transactions contemplated by this Agreement to be consummated at Closing. Based thereon, the Cash Purchase Price shall be increased (or decreased) by the positive (or negative) difference between $6,600,000.00 (the “Target Net Working Capital”) and the Estimated Net Working Capital. The Sellers shall produce such good faith estimates in consultation with Buyer and shall provide Buyer with such supporting documentation for such estimates as Buyer shall reasonably request. As used herein, “Net Working Capital” shall mean the total current assets (net of reserves) minus total current liabilities of each of the Companies, calculated in accordance with GAAP as applied to the Companies consolidated audited financial statements for the fiscal year ended September 30, 2007 (excluding (i) Cash and Cash Equivalents, (ii) the current portion of long-term debt or any other Indebtedness, and (iii) any deferred Tax assets or deferred Tax liabilities or any current Tax assets; it being understood and agreed that for purposes of calculating Net Working Capital, all work in progress, finished good inventory and raw materials relating to any decking products will be valued at the lower of fair market value and 75% of cost).

(c)	Post Closing Working Capital and Debt Adjustments.

(i)        No later than ninety (90) days after the Closing, the Buyer shall prepare, or cause to be prepared, and deliver to the Sellers a statement (the “Preliminary Closing Statement”) setting forth the actual amount of the Companies’ Net Working Capital, Cash and Cash Equivalents, Indebtedness and the Cash Paid Equipment Amount as of the close of business on the Closing Date (the “Closing Net Working Capital,” the “Closing Cash and Cash Equivalents,” the “Closing Indebtedness” and the “Closing Cash Paid Equipment Amount”, respectively), along with such supporting documentation as the Sellers shall reasonably request, that is reasonably sufficient in detail to evidence the calculations. The Preliminary Closing Statement shall be prepared (i) in the case of Net Working Capital of the Companies, without giving effect to the transactions contemplated by this Agreement to be consummated at Closing, which shall be determined after giving effect to such transactions and (ii) in accordance with GAAP as applied to the Companies consolidated audited financial statements for the fiscal year ended September 30, 2007 (except as otherwise specified in the definition of Net Working Capital). For greater certainty, an example of a preliminary closing statement is attached as Schedule 2.1(c)(i). Upon the determination of the Final Closing Statement in accordance with Section 2.1(c)(ii) below, the Sellers shall be paid by Buyer any Positive Adjustment Amount or Buyer shall be paid by the Sellers any Negative Adjustment Amount, as applicable. “Adjustment Amount” means the sum of (expressed as a positive or a negative) (i) the difference (expressed as a positive or a negative) between the Closing Net Working Capital as reflected on the Final Closing Statement and the Estimated Net Working Capital, (ii) the difference (expressed as a positive or a negative) between the Closing Cash and Cash Equivalents as reflected on the Final Closing Statement and the Estimated Cash and Cash Equivalents, (iii) the difference (expressed as a positive or a negative) between the Closing Indebtedness as reflected on the Final Closing Statement and the Estimated Indebtedness and (iv) the difference (expressed as a positive or a negative) between the Closing Cash Paid Equipment Amount as reflected on the Final Closing Statement and the Estimated Cash Paid Equipment Amount. “Positive Adjustment Amount” means the amount, if any, by which the Adjustment Amount exceeds zero. “Negative Adjustment Amount” means the amount, if any, by which the Adjustment Amount is less than zero. Payment of a Positive Adjustment Amount, as applicable, shall be made by Buyer within five (5) days following delivery of the Final Closing Statement by wire transfer of immediately available funds to the Sellers. Payment of any Negative Adjustment Amount owing from the Sellers (i) shall first be made available from the Escrow Amount to the extent of available funds therein, (ii) thereafter, shall be offset against the Cash Earn Out Consideration to the extent that such Cash Earn Out Consideration is payable pursuant to Section 2.1(d), and (iii) thereafter, shall be funded directly by the Sellers.

(ii)       In the event the Sellers agree to the amounts shown on the Preliminary Closing Statement, or fail to object to such amounts by notifying Buyer in writing of such objection within the twenty (20) day period following the delivery thereof, then the Preliminary Closing

Statement shall become the “Final Closing Statement” for purposes of Section 2.1(c)(i) above, and shall be binding and conclusive on the parties and not subject to appeal. From and after the Closing until resolution of any dispute with respect to the Preliminary Closing Statement, the Sellers, through a Representative, shall have access to all books and records of the Companies together with the Buyer’s calculations and supporting documents to confirm the amounts shown on the Preliminary Closing Statement. In the event the Sellers object to any amounts shown on the Preliminary Closing Statement, the Sellers shall notify Buyer in writing of such objection within the twenty (20) day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth the Sellers’ calculation of the Closing Net Working Capital, the Closing Cash and Cash Equivalents, the Closing Indebtedness and the Closing Equipment Acquisition Amount. Upon receipt by Buyer of such written objection, the parties shall attempt to resolve the disagreement through negotiation. Buyer agrees to promptly provide the Sellers, as the Sellers shall reasonably request, with supporting documentation for Buyer’s calculations with respect to the Preliminary Closing Statement. If Buyer and the Sellers cannot resolve such disagreement within twenty (20) days following the end of the foregoing twenty (20) day period, the parties shall submit the matter for resolution to a jointly selected nationally recognized independent firm of certified public accountants not affiliated with either Buyer or the Sellers (the “Independent Accountant”). The fees and expenses of the Independent Accountant will be borne by the party whose calculation is further from the amount determined by the Independent Accountant. The Independent Accountant shall deliver a statement setting forth its own calculation of any items in dispute that are raised in the Sellers’ objection to the Preliminary Closing Statement, and shall re-calculate the Closing Net Working Capital, the Closing Cash and Cash Equivalents, the Closing Indebtedness and the Closing Equipment Acquisition Amount, as applicable, based on its own calculations for such disputed items and in accordance with the terms and provisions of this Agreement; provided that in any event the calculations of Net Working Capital shall be made by the Independent Accountant in accordance with GAAP as applied to the Companies’ consolidated audited financial statements as at September 30, 2007. Such statement shall be delivered by the Independent Accountant to the parties within thirty (30) days of the submission of the matter to such firm, which statement, absent manifest error, shall become the Final Closing Statement for purposes of Section 2.1(c)(i) above, and shall be binding and conclusive on the parties and not subject to appeal.

(d)       Cash Earn Out Consideration. “Cash Earn Out Consideration” means a one-time cash payment to Michael Di Paolo Professional Corporation, as trustee for the Sellers (the “Trustee”), payable on the later of five (5) Business Days after the completion of the CPG International, Inc. audit for the year ending December 31, 2008 and the resolution of any dispute between the parties as to the calculation of Net Revenues, calculated as follows (subject to adjustments made in accordance with Section 2.2(b) to the extent that any amount owing to the Buyer is greater than the amount in the escrow account established pursuant to Section 2.2(a) on the date on which the Cash Earn Out Consideration is payable):

If the Net Revenues for the year commencing January 1, 2008 and ending December 31, 2008 set forth in the Final Net Revenues Statement (as defined below) are:

(i)        at least $21,000,000 and less than $25,700,000, then the Sellers shall receive an additional $1,000,000;

(ii)       at least $25,700,000 and less than $30,300,000, then the Sellers shall receive an additional $2,000,000;

(iii)      at least $30,300,000 and less than $35,000,000, then the Sellers shall receive an additional $3,000,000; or

(iv)      at least $35,000,000, then the Sellers shall receive an additional $4,000,000.

For greater certainty, if the adjustments pursuant to Section 2.2(b) are less than or equal to the balance in the escrow account on the date on which the Cash Earn Out Consideration is payable, the Cash Earn Out Consideration shall be paid to the Trustee for the benefit of the Sellers without deduction, provided that there are no pending claims that could reasonably be expected to exceed the balance in the escrow account.

(e)        Calculation of Net Revenues. No later than February 29, 2009, the Buyer shall prepare, or cause to be prepared, and deliver to the Sellers a statement (the “Preliminary Net Revenues Statement”) setting forth its calculations of Net Revenues for the year ending December 31, 2008 plus reasonable supporting documentation. From and after the Closing until resolution of any dispute with respect to the Preliminary Closing Statement, the Sellers, through a Representative, shall have access to all books and records of the Companies together with the Buyer’s calculations and supporting documents to confirm the amounts shown on the Preliminary Net Revenues Statement. In the event the Sellers agree to the amounts shown on the Preliminary Net Revenues Statement, or fail to object to such amounts by notifying Buyer in writing of such objection within the twenty (20) day period following the delivery thereof, then the Preliminary Net Revenues Statement shall become the “Final Net Revenues Statement” for purposes of Section 2.1(d) above, and shall be binding and conclusive on the parties and not subject to appeal. In the event the Sellers object to any amounts shown on the Preliminary Net Revenues Statement, the Sellers shall notify Buyer in writing of such objection within the twenty (20) day period following the delivery thereof, stating in such written objection the reasons therefor and their alternative calculations. Upon receipt by the Buyer of such written objection, the parties shall attempt to resolve the disagreement through negotiation. The Buyer agrees to promptly provide the Sellers, as the Sellers shall reasonably request, with further supporting documentation for the Buyer’s calculations with respect to the Preliminary Net Revenues Statement. If the Buyer and the Sellers cannot resolve such disagreement within ten (10) days following the end of the foregoing twenty (20) day period, the parties shall submit the matter for resolution to an Independent Accountant. The Independent Accountant shall deliver a statement to the effect that either the Buyer’s calculations or the Sellers’ calculations should be deemed the Net Revenues for the purposes of this Agreement. Such statement shall be delivered by the Independent Accountant to the parties within thirty (30) days of the submission of the matter to such firm, which statement, absent manifest error, shall become the Final Net Revenues Statement for purposes of Section 2.1(d) above, and shall be binding and conclusive on the parties and not subject to appeal. The fees and expenses of the Independent Accountant will be borne by the party whose calculation is not chosen.

(f)        Extraordinary Receipts. The parties hereto acknowledge that all Extraordinary Receipts are due and payable to the Sellers. The Buyer will cause the Companies to make a cash payment equal to the amount of any Extraordinary Receipts to the Trustee within ten (10) Business Days of receipt of such Extraordinary Receipts, net of any reasonable costs of collection incurred in connection with the receipt of such Extraordinary Receipts.

(g)       Purchase Price Direction. All amounts to be paid to the Sellers under this Agreement will, unless otherwise agreed, be paid to the Trustee, and the Sellers irrevocably direct the Buyer to do so.

2.2	Escrow Amount.

(a)        The parties hereto acknowledge and agree that notwithstanding anything contained herein to the contrary, the Buyer shall hold back from delivery to the Sellers at the Closing

Date, to be used for the purposes described herein, an amount of four million dollars ($4,000,000) (such amount, the “Escrow Amount”), which amounts shall be deposited into an escrow account with Equity Transfer & Trust Company (the “Escrow Agent”), under the terms of an escrow agreement in a form mutually agreeable to Buyer and the Sellers (the “Escrow Agreement”).

(b)       The parties hereto acknowledge and agree that the Escrow Amount shall be used to satisfy any right the Buyer may have to receive (A) an indemnification payment as provided in Section 11 and (B) a payment pursuant to Sections 2.1(c)(i), if any. On the date which is two (2) years from the Closing Date (such date, the “Expiration Date”), all amounts remaining as part of the Escrow Amount, if any, shall be released and transferred to the Sellers, and all rights of the Buyer with respect to such distributed portion of the Escrow Amount shall terminate. Notwithstanding any of the foregoing, if on the Expiration Date there exists any unresolved claims by the Buyer hereunder, then a portion of the Escrow Amount in an amount which the Buyer acting in good faith determines to be sufficient for the payment of all such unresolved claims shall be retained by the Escrow Agent holding such applicable portion until full and final resolution thereof. The Cash Earn Out Consideration and the Escrow Amount shall be treated as deferred Cash Purchase Price for all Tax purposes.

2.3 Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties, and shall be deemed to occur in a Pre-Closing Tax Period:

(a)        the Buyer shall pay to the Trustee by wire transfer of immediately available funds to a bank account designated in writing by the Sellers (such designation to be made at least two (2) Business Days prior to the Closing Date), the Cash Purchase Price less the Escrow Amount;

(b)       the Buyer shall pay to the Escrow Agent by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent (such designation to be made at least two (2) Business Days prior to the Closing Date), the Escrow Amount;

(c)        the Buyer shall deliver to the Company by wire transfer of immediately available funds to such bank account of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount sufficient to pay the Company Expenses (as defined in Section 12.1), plus an amount equal to the Indebtedness of the Company being paid off at Closing (the “Terminated Indebtedness”), each as specified under Section 2.1(b);

(d)       the Buyer shall cause the Company to pay the Company Expenses as specified under Section 2.1(b); and

(e)        the Buyer shall cause the Company to pay Terminated Indebtedness as specified under Section 2.1(b).

ARTICLE 3

THE CLOSING

3.1 Closing; Closing Date. The closing of the sale and purchase of the Shares contemplated hereby (the “Closing”) shall take place at the offices of McCarthy Tétrault LLP, at 10:00 a.m. local time, on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in Articles 8 and 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date as the Sellers and the Buyer may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, for himself only, to the Buyer, as follows:

4.1 Binding Obligation. The Seller has full power, right and authority or legal capacity, as applicable, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and assuming that this Agreement constitutes the legal, valid and binding obligations of the Buyer, constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

4.2 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Seller and performance by such Seller of his obligations hereunder (i) except as set forth on Schedule 4.2, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material agreement or instrument to which the Seller is a party or by which he is bound or to which his properties are subject, and (ii) do not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Seller or any of his properties.

4.3 No Authorization or Consents Required. Except as set forth in Schedule 4.3, no consent, authorization or approval or other action by, and no notice to or filing with, any Person or Governmental Authority will be required to be obtained or made by the Seller in connection with the due execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

4.4 The Shares. The total authorized capital of the Company comprises (i) an unlimited number of non-cumulative, non-participating, voting, redeemable, retractable Class A preference shares without par value, (ii) an unlimited number of non-cumulative, non-participating, non-voting, redeemable, retractable Class B preference shares without par value, and (iii) an unlimited number of common shares without par value. There are no Class A preference shares or Class B preference shares outstanding. The Seller is the registered and beneficial owner of the Shares set forth opposite the Seller’s name on Schedule 4.4-A with good and valid title to such Shares, free and clear of all Encumbrances. Assuming the Buyer has the requisite power and authority to be the lawful owner of such Shares, upon delivery to the Buyer at the Closing of certificates representing the Shares, duly endorsed by the Seller for transfer to the Buyer, and upon receipt of the Cash Purchase Price by the Seller, good and valid title to the Shares will pass to the Buyer, free and clear of any Encumbrances, other than those arising from acts of the Buyer or its Affiliates. Except as set forth in the Company’s organizational documents and Schedule 4.4-B, the Shares are not subject to any contract restricting or otherwise relating to the voting, dividend rights, transfer or other disposition of such Shares, including any shareholder agreement, voting trust or voting agreement.

4.5 Litigation. There is no claim, action, suit, investigation or legal proceeding pending or, to the knowledge of the Seller, threatened against the Seller, before any Governmental Authority which seeks to prevent, enjoin, alter or delay the Seller from consummating the transactions contemplated by this Agreement.

4.6 Residency. The Seller is not a non-resident of Canada within the meaning of the Tax Act.

4.7 No Rights of Others. Except as set forth in Schedule 4.7, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Seller to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares to be sold by such Seller hereunder other than pursuant to the terms of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLERS ON BEHALF OF

THE COMPANIES

The Sellers jointly and severally represent and warrant to the Buyer as follows:

5.1 Organization and Corporate Power. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Each of the Companies is duly qualified to do business as a foreign corporation in each jurisdiction listed in Schedule 5.1, except where the failure to be so qualified would not, or would not reasonably be expected to, individually or in the aggregate have a Material Adverse Effect. Each of the Companies has all requisite corporate power and authority to own or lease its assets and properties and to carry on its business as presently conducted and has made all necessary filings under all applicable corporate, securities, Tax laws and other applicable laws. The copies of the Articles of Incorporation and Bylaws of each of the Companies previously delivered to Buyer or its representatives are those that are currently in force and effect, and are correct in all respects as of the date hereof, no amendments thereto are pending other than the Amalgamation, and no Seller is in violation of any term of its Articles of Incorporation or Bylaws.

5.2 Non-Contravention. Except as set forth on Schedule 5.2, the execution, delivery and performance by the Sellers of this Agreement and each of the other agreements, documents and instruments to be executed and delivered by the Sellers as contemplated hereby and the issuance and delivery thereof do not and will not: (a) violate, conflict with, or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under, (i) any contract or obligation to which any of the Companies is a party or by which it is bound or (ii) any provision contained in their respective Articles of Incorporation or Bylaws, (b) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to any of the Companies; (c) require any of the Companies to provide any notice to, make any declaration or filing with, or obtain the consent or approval of, any Governmental Authority or any other Person, or (d) accelerate any obligation under or give rise to a right of termination of or result in a loss of any benefit under any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any of the Companies is a party or affected, or result in the creation or imposition of any Lien on any of the material assets or properties of any of the Companies or contract to which any of the Companies is bound, except, with respect to Sections 5.2(a)(i), 5.2(b), 5.2(c) and 5.2(d) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.3 Capitalization; Ownership of Shares.

(a)        The total authorized capital of Compos-A-Tron Mfg consists of (i) an unlimited number of non-cumulative, non-participating, voting, redeemable, retractable “Class A” preferred shares without par value; (ii) an unlimited number of non-cumulative, non-participating, non-voting, retractable “Class B” preferred shares without par value; and (iii) an unlimited number of shares of common stock without par value (collectively, the “Compos-A-Tron Mfg Shares”). Schedule 5.3(a) sets forth the Company’s record and beneficial percentage interest and shares of the Compos-A-Tron Mfg Shares. All of the issued and outstanding shares of Compos-A-Tron Mfg Shares are owned beneficially and of record by the Company, free and clear of any Encumbrances. All of the issued and outstanding shares of Compos-A-Tron Mfg Shares are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, rights of first refusal, agreements, arrangements or commitments of any kind or nature for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of any class or other equity interests of the Compos-A-Tron Mfg.

(b)       The total authorized capital of Compos-A-Tron H O consists of (i) an unlimited number of non-cumulative, non-participating, voting, redeemable, retractable “Class A” preferred shares without par value; (ii) an unlimited number of non-cumulative, non-participating, non-voting, retractable “Class B” preferred shares without par value; and (iii) an unlimited number of shares of common stock without par value (collectively, the “Compos-A-Tron H O Shares”). Schedule 5.3(b) sets forth the Company’s record and beneficial percentage interest and shares of the Compos-A-Tron H O Shares. All of the issued and outstanding shares of Compos-A-Tron H O Shares are owned beneficially and of record by the Company, free and clear of any Encumbrances. All of the issued and outstanding shares of Compos-A-Tron H O Shares are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, rights of first refusal, agreements, arrangements or commitments of any kind or nature for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of any class or other equity interests of Compos-A-Tron H O.

(c)        The Company holds no equity interests in any Person (directly or indirectly) other than Compos-A-Tron Mfg. and Compos-A-Tron H O.

5.4	Financial Statements.

(a)        The Sellers have previously furnished to Buyer copies of the Financial Statements. Except as otherwise disclosed on Schedule 5.4(a), such financial statements were prepared in accordance with GAAP, applied on a consistent basis in conformity with the Companies’ past practices, and such financial statements are complete, correct and consistent in all material respects with the books and records of the Companies and fairly and accurately present in all material respects the financial position of the Companies as of the dates thereof and the results of operations and cash flows of the Companies for the periods shown therein.

(b)       Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Companies’ unaudited consolidated balance sheet for the three (3) month period ending December 31, 2007 (the “Base Balance Sheet”) and in the Financial Statements as of September 30, 2007, incurred in the ordinary course of business since the date of the Base Balance Sheet, or as set forth in Schedule 5.4(b), the Companies do not have and are not subject to any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes (as defined in Section 5.8 below), due or accrued or to become due.

5.5      Absence of Certain Developments. Since September 30, 2007, the Companies have conducted the Business only in the ordinary course consistent with their past practices and, except as set forth in Schedule 5.5 and except as contemplated by this Agreement, there has not been any:

(a)        change in the assets, liabilities, financial condition, properties, business or operations of any of the Companies, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or would reasonably be expected to have a Material Adverse Effect;

(b)       declaration, setting aside or payment of any dividend or other distribution (whether of cash, in kind or securities) with respect to, or any direct or indirect redemption, purchase or acquisition of, any of the shares of any of the Companies, or any issuance or sale by the Companies of any shares, including, without limitation, any in kind distribution of accounts receivable, inventory or other assets of any of the Companies;

(c)        waiver or release of any material right of any of the Companies or cancellation or discharge of any material debt or claim held by any of the Companies, excluding any write-off or other compromise of accounts receivable, in each case, other than in the ordinary course of business consistent with past practice;

(d)       loss, destruction or damage to any property which would, or would reasonably be expected to, have a Material Adverse Effect, whether or not covered by insurance;

(e)        acquisition or disposition, or any agreement or other arrangement for the acquisition or disposition of, any material assets or properties of the any of the Companies, excluding the sale of inventory in the ordinary course of business consistent with past practice;

(f)        material increase, direct or indirect, or other change in the compensation or benefits paid or payable to, or pay any bonus to, any officer, director, employee, independent contractor or agent of any of the Companies (other than salary, wage and/or commission increases in the ordinary course of business consistent with the Companies’ past practices) or any establishment or creation of any employment, deferred compensation, change in control, or severance agreement or employee benefit plan with respect to such Persons or the amendment to, or modification or termination of, any of the foregoing;

(g)       loss of key personnel of any of the Companies, or material change in the terms and conditions of the employment of the key personnel of any of the Companies;

(h)       incurrence or refinancing of any indebtedness, mortgage, encumbrance or placement of any Encumbrance on any properties or assets of any of the Companies, other than Encumbrances for Taxes not yet due and payable or being contested in good faith;

(i)        change in accounting methods or practices, collection or credit policies, pricing policies, reserve policies, revenue recognition policies or payment policies;

(j)        payment or discharge of a lien or material liability of any of the Companies outside the ordinary course of business;

(k)       entering into, amendment or termination of any material contract or agreement to which any Company is a party or by which it is bound;

(l)        amendment to the Articles of Incorporation or Bylaws of any of the Companies, other than in compliance with Section 8.3 hereof;

(m)      incurrence of capital expenditures, other than in the ordinary course of business consistent with the Companies’ past practices; or

(n)       any agreement or understanding, whether in writing or otherwise, by any of the Companies or any other Person that would result in any of the foregoing transactions or events or require any of the Companies to take any of the foregoing actions.

5.6      Real Property and Certain Assets. None of the Companies owns any real property. The Companies have valid leasehold interests in the real property specified on Schedule 5.6 under the heading “Leased Properties” (the “Leased Real Property”) subjected only to Permitted Encumbrances. Schedule 5.6 contains a complete and accurate list as of the date hereof of all real property leased as lessee, including all subleases and other arrangements relating to the use or occupancy of real property (collectively, the “Leases”) by each of the Companies. Schedule 5.6 contains an accurate and complete list as of the date hereof of all Leases, as the same may have been amended, supplemented or otherwise modified from time to time, including the address of the property, the lessor, the lessee and the date of all such Leases. None of the Companies is in breach in any material respects under the Leases to which each such entity is a party and all such Leases are in full force and effect. The Company has made available to the Buyer a true and complete copy of each Lease.

5.7	Taxes. Except as set forth on Schedule 5.7:

(a)        each of the Companies has timely and properly filed all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are correct and complete in all material respects;

(b)       each of the Companies has withheld (from its employees, non-residents and any other Person), and will continue until the Closing Date to withhold, any Taxes which are required by applicable law to be withheld and has timely paid or remitted, and will continue until the Closing Date to pay and remit, on a timely basis, the full amount of any Taxes which have been or will be withheld, to the applicable Governmental Authority;

(c)        each of the Companies has paid and will continue until the Closing Date to pay all Taxes, including any amount due on or before the Closing Date, including installments or prepayments of Taxes, which are required to have been paid to any Governmental Authority pursuant to applicable law (whether disputed or not and whether shown on the Tax Returns or not), and no deficiency with respect to the payment of any Taxes or Tax installments has been asserted against it by any Governmental Authority. None of the Companies has incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event which would result in any liability, whether actual or contingent, for Taxes or realized any income or gain for Tax purposes otherwise than in the ordinary course of its business. Other than Taxes not yet due and provided for as a current liability in the Financial Statements or the Closing Net Working Capital on the Final Closing Statement, none of the Companies has any liability or obligation in respect of any Taxes for any Pre-Closing Tax Periods;

(d)       there are no Encumbrances on any of the assets of a Company that arose in connection with any failure (or alleged failure) to pay any Tax;

(e)        none of the Companies is currently the subject of a Tax audit, examination, claim or administrative or judicial proceeding with respect to Taxes, nor has any such audit,

examination, claim or proceeding been proposed or threatened in writing or otherwise to the knowledge of the Sellers;

(f)        none of the Companies has consented to a waiver or to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed, reassessed or collected by any Governmental Authority or in which any Tax Return may be filed;

(g)       none of the Companies has ever been required to file any Tax Return with, nor has ever been liable to pay any Taxes to, any Governmental Authority outside Canada and no Governmental Authority with which a Company does not file Tax Returns has asserted that the Company is or may be required to pay Taxes to or file Tax Returns with that Governmental Authority;

(h)       none of the Companies has (A) been a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement or arrangement or (B) requested or received any Tax ruling, transfer pricing agreements, closing agreement or similar agreements, in either case that would have continuing effect after the Closing Date;

(i)        none of the Companies will be required to recognize for tax purposes in a tax period ending after the Closing Date any income or gain as a result of (A) using the installment method of accounting or (B) making or being required to make any change in method of accounting;

(j)        each of the Companies has complied in all respects with all Tax information reporting provisions of all applicable laws;

(k)       each of the Companies has made available to the Buyer true, correct and complete copies of all income Tax Returns and related notices of assessment and reassessment, examination reports and statements of deficiency for all taxable periods for which the applicable statutory periods of limitations have not expired;

(l)        the income Tax liability of each of the Companies has been assessed by the relevant Governmental Authority in respect of the taxation years of each such company ending before the date hereof;

(m)      none of the Companies has made any elections in respect of Taxes pursuant to applicable law;

(n)       no circumstances exist or have existed which have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act (relating to debt forgiveness) to any of the Companies;

(o)       none of the Companies is subject to liability for Taxes of any other person. None of the Companies has acquired property from any person in circumstances where the relevant Company did or could become liable for any Taxes of such person. The value of the consideration paid or received by any such Company for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a non-arm’s length person was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. None of the Companies has entered into any agreement with, or provided any undertaking to, any person pursuant to which it has assumed liability for the payment of income Taxes owing by such person;

(p)       each of the Companies is duly registered with the Canada Revenue Agency under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”). All input tax credits claimed by any such company for GST purposes were calculated in accordance with applicable law. Each of the Companies has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST and provincial sales tax or harmonized tax legislation;

(q)       none of the Companies has claimed any reserves for purposes of the Tax Act (or analogous provincial or similar provisions) for the most recent taxation year ending prior to the date hereof;

(r)        none of the Companies has made any payment, nor is obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of section 67 or 78 of the Tax Act or any analogous provincial or similar provision; and

(s)        For purposes of this Agreement, in the case of any Straddle Period (1) the amount of any Taxes of the Company based on or measured by income or receipts for the Pre-Closing Tax Period shall be computed in accordance with relevant Tax law as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances, credits or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period and (2) the amount of other Taxes of the Company for the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in the Straddle Period.

5.8      Certain Contracts and Arrangements. Except as set forth in Schedule 5.8 (with true and correct copies heretofore delivered to Buyer), none of the Companies are a party or subject to or bound by or a beneficiary of:

(a)        any contract, lease or agreement (including any distribution agreement or arrangement) which is not cancelable by any of the Companies without penalty upon sixty (60) days’ notice or less;

(b)       any contract containing covenants that limit the freedom of any of the Companies to compete in any line of business or with any Person or entity;

(c)        any material contract or agreement for the purchase of any real property, leasehold improvements, equipment or fixed assets which (A) provides for annual payments by any of the Companies of $50,000 or more, (B) has a residual term as of the date hereof of more than three (3) months and (C) is not terminable by such Company by notice of not more than sixty (60) calendar days without penalty;

(d)       any material contract or agreement for the sale of materials, supplies, goods, services, equipment or other assets, which (A) provides for annual payments by any of the Companies of $50,000 or more, (B) has a residual term as of the date hereof of more than three (3) months and (C) is not terminable by such Company by notice of not more than sixty (60) calendar days without penalty;

(e)        any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(f)        any joint venture or partnership agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities of any of the Companies with any other Person;

(g)       any agreement, option or commitment to acquire the securities of any corporation;

(h)       any agreement that imposes any confidentiality, standstill or similar obligation on any of the Companies;

(i)	any acquisition, merger or similar agreement;
(j)	any contract with any Governmental Authority;
(k)	any outstanding power of attorney;

(l)        any management service agreements or arrangements with any affiliated or unaffiliated Persons or entities;

(m)      any other agreement not executed in the ordinary course of business; or

(n)       any agreement that commits any of the Companies to enter into any of the foregoing.

All of such contracts and agreements of any of the Companies are in full force and effect and neither the Companies, nor, to the knowledge of the Sellers, any other party is in default thereunder with respect to any material provisions of said contracts and agreements (nor, to the knowledge of the Sellers has any event occurred which with notice, lapse of time or both would constitute a default thereunder with respect to any material provisions of said contracts and agreements) and neither the Sellers nor any of the Companies have received any written notice of any such default under any such contracts or agreements.

5.9	Intellectual Property Rights.

(a)        Schedule 5.9 contains a complete and accurate list of all Patents (as defined below) owned by any of the Companies or otherwise used in the business of the Companies (the “Company Patents”); all registered Marks (as defined below), material unregistered Marks and any applications for registration of a trademark or service mark, that are owned by any of the Companies or otherwise used or held for use in the business of the Companies (the “Company Marks”); and all registered Copyrights (as defined below), material unregistered Copyrights and any applications for registration of a copyright, that are owned by any of the Companies or otherwise used in the business of the Companies (“Company Copyrights”).

(b)       Except as set forth on Schedule 5.9 or Schedule 5.10: (i) each of the Companies exclusively owns or possesses adequate and enforceable rights to use, without payment to a third Person, all of the Intellectual Property Assets (as defined below) necessary for the operation of the business of the Companies, free and clear of all liens, except the Permitted Encumbrances; (ii) all

Company Patents, Company Marks and Company Copyrights which are issued by or registered with and pending applications for issuance or registration with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with all formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable; (iii) there are no pending, or threatened actions, suits, proceedings, hearings, investigations, charges, complaints, demands or claims against any Company or any of their respective employees alleging that the use of any of the Company Intellectual Property Assets (as defined below) or the conduct of the business of the Companies, infringes, misappropriates, violates or conflicts with the rights of any third-party under any Intellectual Property Assets (“Third Party Rights”); (iv) to the best of the Companies’ knowledge, neither the conduct of the business of the Companies nor the use of any Company Intellectual Property Asset infringes, misappropriates, violates or conflicts with any Third Party Rights; (v) none of the Companies has received any written communications alleging that any Company has infringed, misappropriated or violated or, by conducting the business of the Companies, would infringe, misappropriate or violate any Third Party Rights (including any claim that any Company must license or refrain from using any Third Party Rights), or that any of the Company Intellectual Property Assets is invalid or unenforceable and no action, suit, proceeding, hearing, investigation, charge, complaint, demand or claim is pending or threatened against any Company or any of its respective licensees that challenges the legality, validity, enforceability, or ownership of any Company Intellectual Property Assets; (vi) no current or former employee or consultant of any Company owns any rights in or to any of the Company Intellectual Property Assets; (vii) Seller is not aware of any violation or infringement by a third Person of any of the Company Intellectual Property Assets; and (viii) each Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) used or held for use in the business of the Companies (the “Company Trade Secrets”).

(c)        For purposes of this Agreement, (i) “Company Intellectual Property Assets” means all Intellectual Property Assets owned by any of the Companies or used in the business of the Companies, including, without limitation, the Company Patents, Company Marks, Company Copyrights and Company Trade Secrets, and (ii) “Intellectual Property Assets” means: (A) utility and design patents, utility and design patent applications, patent rights, inventions and discoveries, invention disclosures (whether or not patented), designs (whether or not patented), and industrial designs and registrations and applications for registration therefor (collectively, “Patents”); (B) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks, and related registrations and applications for registration, together with all goodwill associated therewith (collectively, “Marks”); (C) copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs and software, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, beta testing procedures and beta testing results (collectively, “Trade Secrets”); and (E) goodwill, franchises, licenses, settlements, permits, consents, approvals, and claims of infringement against third Persons.

5.10     Litigation. Except as set forth in Schedule 5.10, there is no material litigation, action, suit, claim, proceeding or investigation pending or, to the knowledge of the Sellers, threatened (i) against any of the Companies or adversely affecting, or which could adversely affect, any material proportion of any of their properties or assets, or (ii) against any officer, director or key employee of any of the Companies in his or her capacity as an officer, director or employee.

5.11 Employee Benefit Plans.

(a)        Schedule 5.11(a) includes a true and complete list of all Benefit Plans maintained or contributed to by any of the Companies and pursuant to which any of the Companies have or may have any liability, contingent or otherwise (collectively, the “Company Benefit Plans”). The Sellers have delivered to the Buyer true, complete and up-to-date copies thereof and all amendments thereto together with, as applicable, all funding agreements, all summary descriptions of the Benefit Plans provided to past or present participants therein and all contracts relating to Benefit Plans with respect to which the Companies may have any liability, including insurance contracts, investment management contracts, subscription and participation agreements, record keeping agreements and other services agreements.

(b)       The Buyer has no knowledge of any fact, condition or circumstance since the date of the documents provided in accordance with (a) above which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Benefit Plan or to provide increased benefits thereunder to any of the Companies’ employees, except as required by applicable legislation.

(c)        All of the Benefit Plans are, and have been since their establishment, duly registered where required by applicable legislation and are in good standing thereunder (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status), and have been administered in compliance with their terms and all applicable legislation and administrative guidelines issued by the regulatory authorities.

(d)       All contracts in respect of the Benefit Plans are valid and they can be enforced by one or more of the Companies or one or more of the Companies can cause such contracts to be enforced.

(e)        All employer and employee obligations in respect of the Benefit Plans, including payments, contributions and premiums required under applicable legislation and their terms have been satisfied and there are no outstanding defaults or violations in respect thereof.

(f)        There are no actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings pending or, to the knowledge of the Sellers, threatened with respect to the Benefit Plans against any of the Companies, the funding agent, the insurers or the fund of such Benefit Plans, other than claims for benefits in the ordinary course.

(g)       No order has been made or notice given pursuant to any applicable legislation requiring (or proposing to require) any of the Companies to take (or refrain from taking) any action in respect of any Benefit Plan, and no event has occurred and no condition or circumstance exists that has resulted or could reasonably result in any Benefit Plan (i) being ordered or required to be terminated or wound-up in whole or in part, (ii) have its registration under any applicable legislation refused or revoked, (iii) being placed under the administration of any trustee or any regulatory authority or (iv) being required to pay any material taxes or penalties under any applicable legislation.

(h)       Except as disclosed in Schedule 5.11(a), all of the Benefit Plans are fully funded in accordance with their terms and all applicable legislation and generally accepted actuarial principles and practices.

(i)        No event has occurred and there has been no failure to act on the part of any of the Companies, any funding agent or any administrator of any of the Benefit Plans that could subject the Sellers or the fund of any Benefit Plan to the imposition of any tax, penalty or other disability with respect to any Benefit Plans, whether by way of indemnity or otherwise.

(j)        None of the Companies has any obligation in respect of any Benefit Plans that are multi-employer pension plans or multi-employer benefit plans except contribution obligations as are set out in the collective agreements provided to the Buyer. No employer formerly participating in such a multi-employer pension plan has withdrawn its participation from the plan without ensuring full payment of the benefits of the members or beneficiaries of the plan affected by its withdrawal.

(k)       Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other the transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Companies (whether or not under any Benefit Plan), materially increase the benefits payable or provided under any Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, or increase or accelerate employer contributions thereunder.

(l)        None of the Benefit Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any self-insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

5.12 Environmental Matters.

(a)        None of the Companies has generated, transported, used, handled, processed, stored, treated, disposed of, or managed any Hazardous Material (as defined below) other than in material compliance with all Environmental Laws (as defined below). Except as set forth on Schedule 5.12(a), no Hazardous Material has been spilled, released, discharged, or disposed of at any site presently owned, operated, leased, or used by any of the Companies, nor is present in the soil, sediment, water or groundwater at any such site, in quantities or concentrations that violate or require any response action pursuant to any applicable Environmental Law. No Hazardous Material has been transported from any site presently or formerly owned, operated, leased, or used by any of the Companies for treatment, storage, or disposal at any other place, other than in material compliance with all Environmental Laws (as defined below). Except as set forth on Schedule 5.12(a), none of the Companies presently owns, operates, leases, or uses any site on which underground storage tanks are or were located, nor, to the knowledge of the Companies, has any of the Companies previously owned, operated, leased or used, any site on which underground storage tanks are or were located. No lien has been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Sellers in connection with the presence of any Hazardous Material.

(b)       Except as set forth on Schedule 5.12(b), (i) none of the Companies have any liability under any Environmental Law; (ii) each of the Companies and any property presently owned, operated, leased or used by any of the Companies, and any facilities and operations thereon, are presently in compliance in all material respects with all applicable Environmental Laws; (iii) none of the Companies are currently subject to any judgment, consent decree, compliance order, or administrative order or received any request for information, notice, demand letter, administrative inquiry, complaint or claim relating to any Environmental Law; and (iv) none of the Companies reasonably expect that any of the items enumerated in this subsection will be forthcoming.

(c)        Except as set forth on Schedule 5.12(c), to the knowledge of the Companies, no site currently owned, operated, leased, or used by any of the Companies contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

(d)       Each of the Companies has filed with the relevant Governmental Authority all material records and reports required under all Environmental Laws and has provided to Buyer copies of all material non-privileged documents and records in the custody or control of any of the Companies concerning any environmental or health and safety matter relevant to any of the Companies, whether generated by any of the Companies, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, and reports, correspondence, and Permits related to compliance with applicable Environmental Laws issued by any Governmental Authority. For purposes of this Section 5.12(d), the term “material” with respect to any document or report shall mean any such document or report which, if not recorded, timely reported, filed or otherwise duly maintained, would be reasonably expected to result in a loss of $50,000 or more.

(e)        For purposes of this Section 5.12, (i) “Hazardous Material” shall mean any substance or material that is prohibited, controlled or regulated pursuant to any Environmental Law, including pollutants, contaminants, dangerous goods or substances, wastes (including solid non-hazardous wastes and subject wastes), hazardous materials and substances, petroleum products and their derivatives and by-products and other hydrocarbons, oil, asbestos and toxic substances, all as defined in or pursuant to any Environmental Law; and (ii) “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, by-law, Permit or binding decision of any Governmental Authority at the foreign, federal, state, provincial, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted, including those pertaining to (x) reporting, licensing, permitting, remediating and cleaning up in connection with the presence or release of any Hazardous Material or threat or same and (y) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, and the like of any Hazardous Material, including those pertaining to occupational health and safety.

5.13 Permits; Compliance with Laws. Each of the Companies has all necessary franchises, permits, licenses and other rights and privileges (collectively “Permits”) to permit it to own its property and to conduct its business as it is presently conducted and their assets to be owned, leased and operated, and all such Permits are valid and in full force and effect, except where the failure to obtain such a Permit would not, or would not reasonably be expected to, have a Material Adverse Effect. Schedule 5.13 sets forth a complete and correct list of such Permits. No Permit is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Each of the Companies is currently and has heretofore been in compliance in all material respects with all applicable federal, state, provincial and local and foreign laws and regulations.

5.14 Insurance. Schedule 5.14 sets forth a list of (a) all material insurance policies (the “Insurance Policies”) with respect to the properties, assets or business of any of the Companies, (b) all claims made under such insurance policies since January 1, 2006, and (c) all letters of credit, surety bonds and performance bonds required to be obtained in connection with the business of the Companies. All Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full and none of Companies is in default with respect to its obligations under any Insurance Policy.

5.15 Transactions with Affiliates. Except as set forth in Schedule 5.15, there are no loans, leases, contracts or other continuing transactions between the Sellers (or any officer, director or five percent (5%) shareholder thereof or any family member or Affiliate of the foregoing Persons) and the Companies and there have been no such transactions from January l, 2006 through the date hereof. Except as set forth in Schedule 5.15, no shareholder, director or officer of Sellers or the Companies, any of their respective family members or any Affiliate of the foregoing Persons owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Sellers or the Companies, or any organization which has a material contract or arrangement with the Sellers or the Companies.

5.16 Customers. Schedule 5.16 sets forth a list of the top ten (10) customers of the Companies based on the amount of revenue generated from such customers for the twelve (12) calendar months ended September 30, 2007 (each a “Customer” and collectively, the “Customers”). Except as set forth on Schedule 5.16, no Customer has cancelled or otherwise terminated its relationship with any of the Companies, other than those Customers who have moved some or all of their business to Buyer or any Affiliate thereof following the date of this Agreement. No Customer has given formal written or verbal notice to terminate its purchase of the products of any of the Companies or of its intention to do so.

5.17 Suppliers. Schedule 5.17 sets forth a list of the top ten (10) suppliers of the Companies measured by dollar value for the twelve (12) calendar months ended September 30, 2007 (each a “Supplier” and collectively, the “Suppliers”). Except as set forth on Schedule 5.17, no Supplier has formally cancelled or otherwise terminated its relationship with any of the Companies, other than those Suppliers who have moved some or all of their business to Buyer or any Affiliate thereof following the date of this Agreement. No Supplier has given formal written or verbal notice to terminate its supply of products or services to any of the Companies.

5.18     Corporate Records. The corporate record books of each of the Companies accurately record in all material respects all corporate action taken by its stockholders, board of directors, governing bodies and committees with respect to all matters referenced therein. The copies of the corporate records of each of the Companies provided to Buyer for review are true and complete copies of the originals of such documents.

5.19     Solvency. None of the Companies have: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

5.20 Products; Warranties; Claims. Attached to Schedule 5.20 is a copy of the Companies’ standard product warranty (the “Standard Warranty”). None of the Companies has sold any products with a warranty other than the Standard Warranty. Except as set forth in Schedule 5.20, there are no claims under the Standard Warranty and, to the Sellers’ knowledge, no Person has threatened to make a claim under the Standard Warranty.

5.21 Inventory. Except as set forth on Schedule 5.21, the inventories of the Companies are in good and marketable condition and are saleable in the ordinary course of business. Except as set forth on Schedule 5.21, since the date of the Base Balance Sheet, each of the Companies has maintained inventory at levels consistent with their past practice in the ordinary course of their business.

5.22 Competition Act. The aggregate value of all assets in Canada owned by the Company and its subsidiaries does not exceed $50 million, and the gross annual revenues generated from those assets do not exceed $50 million, both as determined pursuant to section 110(3) of the Competition Act (Canada).”

5.23 Investment Canada Act. The Company and its subsidiaries do not provide any transportation service within the meaning of the Investment Canada Act (Canada).

Disclosure of any matter in any of the Schedules hereto shall constitute disclosure for all purposes with respect to any other part of this Agreement (including any other Schedule or document ancillary to the Agreement) to the extent that the relevance of such Schedule to the other part of this Agreement is reasonably apparent on its face.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

6.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, with full corporate power, right and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby.

6.2 Binding Obligation. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Sellers and the Company, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

6.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and performance by the Buyer of its obligations hereunder (i) do not result in any violation of the charter or by-laws or other constituent documents of the Buyer, and (ii) except as set forth on Schedule 6.3, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which the Buyer is a party or by which it is bound or to which its properties may be subject, and (iii) do not violate any existing applicable law, rule, regulation, judgment, order or decree or any Governmental Authority having jurisdiction over the Buyer or any of its properties.

6.4 No Authorization or Consents Required. Except as otherwise listed in Schedule 6.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by the Buyer in connection with the due execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to effect the transactions contemplated hereby.

6.5 Brokers. Other than AEA Investors, LLC, no broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.

6.6 Sufficient Funds. As of the Closing Date, assuming that the conditions precedent to the Buyer’s credit facility (the “Debt Financing”) have been satisfied, the Buyer will have, sufficient cash in immediately available funds to pay the amounts set forth in Section 2.2 hereof which are required to be paid by Buyer and all of its fees and expenses in order to consummate the transactions contemplated by this Agreement.

6.7 Litigation. There is no claim, action, investigation or legal proceeding pending or threatened against the Buyer or any material portion of its properties or assets before any Governmental Authority or involving the Buyer that, individually or in the aggregate, would reasonably be expected to materially impair the Buyer’s ability to effect the transactions contemplated hereby.

6.8 No Authorization or Consents Required. No consent, authorization or approval or other action by, and no notice to or filing with, any Person or Governmental Authority will be required to be obtained or made by the Buyer in connection with the due execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby.

ARTICLE 7

COVENANTS

The parties hereto covenant and agree as follows:

7.1 Conduct of Business of the Companies. Except as set forth in Schedule 7.1, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 10, (i) (x) the Sellers will cause each of the Companies to conduct its respective business and operations in the ordinary course consistent with past practice (including, without limitation, maintaining normal inventory levels), and (y) the Sellers will cause each of the Companies respectively to use its reasonable best efforts to maintain its corporate existence, preserve intact its material business relationships and goodwill with customers, suppliers and distributors, and keep available the services of its officers and key employees and (ii) without the prior written consent of the Buyer (which consent shall not be unreasonably delayed or withheld), none of the Companies shall undertake any of the following actions:

(a)        issue, sell or pledge or otherwise encumber, or authorize or propose the issuance, sale, pledge or encumbrance of any securities in respect of, in lieu of, or in substitution for shares of such Company;

(b)       adopt any amendment to such Company’s articles of incorporation or by laws;

(c)        incur any Indebtedness other than pursuant to its existing debt instruments or repay, prepay or otherwise reduce the amount of its Indebtedness outstanding on the date hereof, except as required by the terms thereof as in effect on the date of this Agreement;

(d)       (i) increase the rate or terms of compensation or benefits of any of its directors, officers or other employees, or pay any bonus or other amount to any director, officer or employee, except as may be required under existing employment agreements or such merit raises or increases in benefits, in each case (x) in the ordinary course of business consistent with past practice to the base salary or wages of employees of such Company who are not officers, senior managers or directors, or (y) as required by applicable law, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee, whether past or present, (iii) enter into, adopt or amend (except to comply with applicable law) any employment, bonus, severance or retirement contract or adopt any employee benefit plan, or (iv) hire any officer or director;

(e)        sell, lease, license, transfer, abandon or otherwise dispose of, any of its property or assets other than the sale of inventory in the ordinary course of business or any transfer made pursuant to Section 7.7 below;

(f)        make any loans, advances or capital contributions, except advances for travel and other normal business expenses, to officers and employees;

(g)       materially amend, terminate or enter into any material contract or any Lease (other than (i) bidding for and entering into contracts with customers or suppliers in the ordinary course of business consistent with past practice in an amount not exceeding $50,000 and (ii) terminations of contracts and Leases as a result of the expiration of the term of such contracts or Leases);

(h)       acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(i)        make any change in any method of accounting other than those required by GAAP;

(j)        make or revoke any Tax election, settle or compromise any audit, examination or other Tax claim, change any method of Tax accounting, file any amended Tax Return or enter into any closing agreement with any tax authority, file any Tax Return other than in a manner consistent with past practice, or file any ruling request, or closing agreement or similar agreement with respect to Taxes;

(k)       plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of such Company or enter into negotiations for the purpose of making any amendments to any collective bargaining agreement;

(l)        enter into any transaction with any of the Sellers, any Affiliate of any of the Sellers or any other Affiliate of such Company except as set forth in Schedule 7.1(1) or in the ordinary course of business;

(m)      fail to keep in force, cancel or reduce any insurance coverage other than with respect to any Company Benefit Plan in the ordinary course of business consistent with past practice;

(n)       compromise, settle or agree to settle any material suit, action, claim, proceeding or investigation (including any material suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise);

(o)       (i) make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, in each case other than those included in the Companies’ capital expenditure plans set forth in Schedule 7.1(o), or (ii) enter into any new line of business outside of its existing business segments;

(p)       cancel or waive any material claim or right pursuant to any Material Contract or Lease, or any other claim or rights that is individually in excess of $50,000;

(q)	cancel or reduce any of the Companies’ insurance coverage; or
(r)	authorize, commit or agree to take any of the foregoing actions.

7.2 Access to Information; Confidentiality; Public Announcements.

(a)        During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with ARTICLE 10, the Company, upon reasonable notice, shall give the Buyer and its authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Companies as the Buyer, or its authorized representatives, may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Companies. Notwithstanding the foregoing, neither the Buyer, nor any of its Representatives, may contact any customer or supplier of the Companies without the prior consent of the Sellers, such consent not to be unreasonably withheld, and the Sellers shall have a right to participate in any conversations with any such customer or supplier.

(b)       Any information provided to or obtained by the Buyer or its authorized representatives pursuant to paragraph (a) above shall be “Evaluation Materials” (herein referred to as “Evaluation Material”), and shall be treated confidentially by Buyer; provided that such Evaluation Material does not include information which: (1) is or becomes generally available to the public other than as a result of a disclosure by the Sellers or their affiliates, or their respective directors, officers, employees, agents or representatives (collectively, “representatives”), or (2) was or becomes available to Buyer on a non-confidential basis from a source other than the Sellers or their representatives, provided that such source is not bound by a confidentiality agreement with the Sellers or their affiliates or representatives or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; provided further that the Buyer may disclose such confidential information to its representatives or if, but only to the extent, required by law. The obligations contained in this paragraph (b) shall terminate on the Closing Date; provided that if the Closing does not occur, the obligations contained in this Section 7.2(b) shall survive for a period of two (2) years from the date hereof. The rights of the Sellers pursuant to this Section 7.2(b) shall be in addition to and not in substitution of any other rights the Sellers may have.

(c)        From and after the Closing, the Sellers and Sellers’ Affiliates and representatives shall hold any information relating to the Buyer, the Company and their respective Affiliates which is non-public in confidence, and shall not, directly or indirectly, disclose, publish, or otherwise make available any of such confidential information to the public or to any Person or use any of such confidential information for its own benefit or for the benefit of any other Person, other than the Buyer and its Affiliates; provided that the Sellers may disclose such confidential information if, but only to the extent, required by law; provided, however, that in such case, such Sellers will provide the Buyer with prompt written notice thereof so that the Buyer may seek an appropriate protective order and/or waive the Sellers’ compliance with the provisions of this Agreement in respect thereof. Notwithstanding the foregoing, the Sellers may disclose and/or otherwise use such information (i) in connection with any litigation with the Buyer or any of its Affiliates and/or (ii) once such information is in the public domain through no fault of the Sellers.

(d)       No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

7.3 Filings and Authorizations; Consummation.

(a)        Upon the terms and subject to the conditions hereof, each of the Buyer and the Sellers shall use its or his commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable.

(b)       Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under laws, rules and regulations applicable to it, or to its Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its subsidiaries or Affiliates, in order for it to consummate such transactions.

(c)        The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraph (b) above. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(d)       Each party hereto shall promptly inform the other parties of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement.

(e)        The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or other third party in respect thereof.

7.4 Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 10, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Prior to the Closing, the Sellers shall, and shall cause the Companies to, use their respective commercially reasonable efforts to assist Buyer in connection with Buyer’s efforts to obtain the Debt Financing, including (i) upon reasonable notice, participation in meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, (iii) as promptly as practical, furnishing Buyer and its Debt Financing sources with financial and other information regarding the Companies as may be reasonably requested by Buyer (all such information, the “Required Information”), (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Buyer, in each case at Buyer’s sole cost and expense and (v) executing and delivering, as of the Closing, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Buyer and otherwise reasonably facilitating the pledging of collateral. The Companies will periodically update any such Required Information as reasonably requested to do so by the Buyer.

7.5 Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with ARTICLE 10, except for the transactions contemplated by this Agreement, the Sellers will not, and will cause the Companies and their respective Representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the sale of the shares or all or substantially all the assets of the Companies, or any merger, recapitalization or similar transaction with respect to the Companies or their respective businesses. In the event of a failure by a party to perform its obligations under this Section 7.5, the non-breaching party shall be entitled to specific performance through injunctive relief to prevent breaches of this Section 7.5 and to enforce specifically the provisions of this Section 7.5 in addition to any other remedy to which such party may be entitled, at law or in equity.

7.6 Employee Matters. Except as otherwise set forth in any “change in control” or similar agreement or instrument in effect as of the date hereof or as set forth in the Employment Agreements (as defined herein):

(a)        from and after the Closing until the first (1st) anniversary thereof, the Buyer shall, or shall cause the Companies to, provide pension and welfare benefits (but not equity-based compensation) in the aggregate that are no less favorable to the employees of the Companies than the benefits provided to the employees pursuant to the Benefits Plan immediately prior to the Closing, provided, however, that except as otherwise set forth in any agreement (other than this Agreement) with any employee of the Companies or applicable law, nothing herein shall preclude the Buyer or the Companies from terminating the employment of any employee at any time on or after the Closing.

(b)       Notwithstanding anything to the contrary, employees of the Companies shall not be considered third-party beneficiaries under this Agreement.

(c)        Notwithstanding anything to the contrary, employees of the Companies shall not be considered third-party beneficiaries under this Agreement.

7.7 Transfer to James Richard Pratt. Prior to the Closing, the Sellers shall cause the Companies to transfer to James Richard Pratt the automobile previously identified to the Buyer.

7.8 Resignation of Sellers. Each of the Sellers other than KnoxCo severally agrees and covenants to resign from his or her position as a director, officer or employee of the Companies, as applicable, without compensation.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:

8.1 Representations and Warranties Accurate.

Each of the representations and warranties of the Sellers set forth in this Agreement (other than those referred to in Section 8.1(b) below) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(a)        Each of the representations and warranties contained in Sections 4.1 and 4.4 shall be true and correct in all respects.

8.2 No Material Adverse Effect. No event, change, development, effect, circumstance or occurrence shall have occurred since September 30, 2007 that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.3 Amalgamation. The amalgamation of 2002942 Ontario Inc., 2002943 Ontario Inc., 2002944 Ontario Inc., 2002945 Ontario Inc., Compos-A-Tron Mfg, Compos-A-Tron H O and the Company (the “Amalgamation”) shall have been duly effected in accordance with the Business Corporations Act (Ontario) in a manner and on terms satisfactory to the Buyer, and a copy of the articles of amalgamation with respect thereto shall have been delivered to the Buyer.

8.4 Performance. The Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.5 Sellers’ Certificate. The Sellers shall have delivered to the Buyer a certificate dated as of the Closing Date, certifying the matters set forth in Sections 8.1 and 8.2.

8.6 Legal Prohibition.

On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction or order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

8.7 Payoff Letters. The Buyer shall have received payoff letters reasonably acceptable to it with respect to the payment of all Indebtedness set forth in Schedule 8.7 and all Company Expenses, and the release of any Encumbrance related thereto.

8.8 Consents. The Companies shall have obtained a consent/waiver under the agreements referenced in Schedule 8.8, such consent/waiver to be on terms reasonably satisfactory to Buyer.

8.9 Employment Agreements. John Scrymgeour shall have executed and delivered an employment agreement satisfactory to the Buyer and John Scrymgeour (the “Employment Agreement”).

8.10 Financing. The funds contemplated to be provided pursuant to the Debt Financing shall have been made available to Buyer substantially on the terms set forth in the Commitment Letters.

8.11 Non-Compete Agreements. Each of the Sellers, James Richard Pratt and Drew Knox shall have executed and delivered a non-compete agreement in the form attached hereto as Exhibit A (collectively, the “Non-Compete Agreements”), given to maintain and preserve the value of the acquired Shares.

8.12 Other Deliverables. The following deliverables shall have been delivered to the Buyer:

(a)        satisfactory evidence of the termination of the Employment Agreement effective as of June 30, 2001 between Mfg, the Company, C.C.P. Holdings Inc. and Compos-A-Tron Research & Development Inc. and James Richard Pratt, together with mutual releases;

(b)       an executed copy of the Amendment to the Proceeds of Sale Agreement effective as of September 1, 2007 between 2002942 Ontario Inc., John Scrymgeour, Cheryl Scrymgeour, 2002943 Ontario Inc., Paolo Baldassarra, Mary Baldassarra, 2002944 Ontario Inc., Kurt Gowman, Donna Gowman, 2002945 Ontario Inc., James Richard Pratt, Janet Pratt, KnoxCo, Drew Knox, Jennifer McAvoy and Sharon Knox;

(c)        Stock certificates representing 100% of the Shares, duly endorsed in blank or accompanied by stock transfer powers; and

(d)       Copies of such certificates of good standing, board resolutions, officers’ and secretaries’ certificates and other related documents with respect to the Companies as the Buyer or its counsel reasonably requests.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Sellers:

9.1 Representations and Warranties Accurate. The representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date).

9.2 Performance. The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3 Officer Certificate. The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.

9.4 Other Agreements. The Buyer and/or the Companies, as applicable, shall have executed and delivered the Employment Agreement.

9.5 Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction or order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a)	by the mutual consent of the Buyer and the Sellers;

(b)       at the election of the Buyer or the Sellers, if the Closing Date shall not have occurred on or before February 29, 2008;

(c)        at the election of the Buyer or the Sellers if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

10.2 Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 10.1 hereof, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Section 7.2(b) (Confidential Information), Section 7.2(d) (Public Announcements), ARTICLE 12, and all related definitions shall survive the termination of this Agreement; provided, that nothing herein shall relieve any party from any liability for any willful breach of the provisions of this Agreement prior to the termination of this Agreement.

ARTICLE 11

INDEMNIFICATION AND RELEASE

11.1 Survival. Each of the representations and warranties of the Sellers contained in this Agreement (the “Sellers’ Representations”) and of the Buyer contained in this Agreement (the “Buyer’s Representations”) shall survive until the twelve (12) month anniversary of the Closing Date; provided, that the representations and warranties set forth in Sections 4.1 (Binding Obligations), 4.4 (The Shares), 5.1 (Organization and Corporate Power), 5.3 (Capitalization; Ownership of Shares), 5.4(b) (Absence of Undisclosed Liabilities) and Section 5.8 (Taxes) (collectively, the “Specified Representations”) shall survive until the two (2) year anniversary of the Closing. The Buyer shall be entitled to make a claim under Section 11.2(a)(iii) at any time on or before the second anniversary of Closing for third party claims for which the Companies have received written notification prior to the expiry of the second anniversary of Closing. For greater certainty, on the expiry of two years after Closing, the Buyer’s right to claim a Loss pursuant to Section 11.2(a)(iii) shall terminate subject to the last sentence hereof. Each of the covenants and agreements of the parties under this Agreement shall survive the Closing for a period of three (3) years unless otherwise specified. If any Claims Notice (as defined below) is given in good faith in accordance with the terms of Section 11.4 within the applicable survival period provided above (as applicable, the “Cut-Off Date”), the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.

11.2 Indemnification by the Sellers; Indemnification by the Buyer.

(a)        Subject to Section 11.1, from and after the Closing, the Sellers jointly and severally agree to indemnify and hold harmless the Buyer, its Affiliates and their respective officers, directors, employees, shareholders, partners and members (each, a “Buyer Indemnitee”) from and against any and all losses, liabilities, expenses (including reasonable attorneys’ fees), claims, Taxes, suits, actions and damages (collectively, “Losses”) arising from, or in connection with, any (i) breach of the Sellers’ Representations, (ii) breach of any covenant or agreement made hereunder by the Sellers, (iii) any product liability or product warranty claim made by third parties in writing to the Companies prior to the expiry of the second anniversary of Closing with respect to any products manufactured or sold by any of the Companies prior to the Closing, (iv) any Taxes of or relating to the Companies for all Pre-Closing Tax Periods or (v) any claim made by a third party with respect to the termination of any distribution agreement or arrangement, whether written or oral, to which any of the Companies is a party at the date of this Agreement, provided that the Buyer shall have: (A) given reasonable notice of termination of such distribution agreement, it being agreed that any notice of termination expiring on October 31, 2008 shall be deemed reasonable for the purposes of this Agreement, and (B) acted reasonably in conjunction with the Sellers to attempt to resolve any such claim or dispute amicably. and (B) acted reasonably in conjunction with the Sellers to attempt to resolve any such claim or dispute amicably.

(b)       The Buyer hereby agrees to indemnify and hold harmless the Sellers (each a “Seller Indemnitee,” and together with the Buyer Indemnitee, the “Indemnitees” and each an “Indemnitee”), from and against any Losses arising from or in connection with (i) breach of the Buyer’s representations, (ii) breach of any covenant or agreement made hereunder by the Buyer, or (iii) any Taxes of or relating to the Companies for all Post-Closing Tax Periods.

(c)        Any determination of whether the breach of a representation or warranty has occurred or the amount of Losses attributable to a breach of any representation or warranty contained in this Agreement shall be made without giving effect to the words “material”, “materiality”, “Material Adverse Effect” and other similar qualifications as they appear in such representation or warranty.

(d)       Notwithstanding the foregoing, the representations, warranties, covenants and agreements contained in this Agreement that relate specifically and solely to a particular Seller are the obligations of that particular Seller only, the other Sellers shall not be responsible therefor, and the particular Seller making any such representation, warranty, covenant or agreement contained in this Agreement shall be solely responsible for any Losses an Indemnitee suffers as a result of any breach of any such representations, warranties, covenants and agreements by such Seller.

11.3 Limitations on Indemnification.

(a)        Notwithstanding anything in this Agreement to the contrary, in no event shall the cumulative indemnification obligations of the Sellers under Sections 11.2(a)(i), (iii) and (v), on the one hand, and the Buyer under Section 11.2(b)(i) on the other hand, in the aggregate exceed an amount equal to $8,000,000 (the “Cap”).

(b)       Notwithstanding anything in this Agreement to the contrary, the Sellers shall not be liable for any Losses under Sections 11.2(a)(i), (iii) or (v), unless the aggregate amount of Losses that would otherwise be payable under (A) Section 11.2(a)(i) exceeds an amount equal to $350,000 (the “Basket Amount”), (B) Section 11.2(a)(iii) exceeds an amount equal to $250,000 (the

“Product Warranty Basket Amount”) or (C) Section 11.2(a)(iv) exceeds an amount of $350,000 (the “Distribution Basket Amount”), whereupon the Buyer Indemnitee shall be entitled to receive amounts for Losses in excess of the Basket Amount, the Product Warranty Basket Amount or the Distribution Basket Amount (as the case may be); provided, however, that any and all breaches of the Specified Representations shall not be subject to the Basket Amount but shall instead be recoverable from “dollar one.” For clarity, any Loss that is included in one basket shall not be included in any other basket.

11.4 Indemnification Claim Process.

(a)        All claims for indemnification by either a Seller Indemnitee or the Buyer Indemnitee under Section 11.2 shall be asserted and resolved in accordance with Sections 11.4 and 11.5.

(b)       If an Indemnitee intends to seek indemnification pursuant to Section 11.2, the Indemnitee shall notify the Indemnitor or Indemnitors, as applicable, in writing of such claim within 30 days of first learning of such claim (provided that any delay in notice shall not relieve any person of its obligations under this Agreement except to the extent prejudiced by this delay), describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”).

(c)        The Indemnitee shall have 60 calendar days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of any Third Party Claim and any litigation resulting therefrom with counsel of its choice. If the Indemnitor assumes the defense of a Third Party Claim in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost an expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld or delayed), and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed) unless the judgment or settlement provides solely for the payment of money, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and reasonably cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the defense of such Third Party Claim or the Buyer Indemnitee has maintained control pursuant to this Section of such Third Party Claim under Section 11.2(a)(iii), the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (which shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, in the case of any Third Party Claim related to Taxes (x) to the extent such claim relates to Straddle Periods, Buyer shall be entitled to control the investigation, defense and settlement thereof , provided that Sellers shall be entitled to participate in such investigation, defense and settlement thereof and (b) Sellers shall not be entitled to settle such claim if such settlement could reasonably expected to have an adverse effect on Buyer or the Company for any Post-Closing Tax Period without the consent of Buyer (such consent not to be unreasonably withheld).

(d)       If the Indemnitor does not assume the defense of such Third Party Claim within 60 calendar days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at it sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 11.2, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, (ii) may at any time thereafter assume defense of the Third Party Claim, in which event he Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim, and (iii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (which shall not be unreasonably withheld or delayed).

(e)        The Buyer Indemnitee shall, and shall cause each of the Companies to, provide reasonable cooperation with the Sellers in all aspects of any investigation,, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Buyer Indemnitee is seeking indemnification pursuant to this Section 11.2 that the Sellers have elected to control, including, but not limited to, by providing the Sellers with reasonable access to books, records, employees and officers (including as witnesses) of any of the Companies.

11.5 Indemnification Procedures for Non-Third Party Claims. The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall state the basis for such claim. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

11.6 Exclusive Remedy. Notwithstanding anything to the contrary herein, except in the case of fraud or intentional misrepresentation(i) the indemnification provisions of ARTICLE 11 shall be the sole and exclusive remedy of the parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby, (ii) any amounts conclusively determined to be owing from the Sellers pursuant to ARTICLE 11 shall first be made available from the Escrow Amount to the extent of available funds therein and (iii) thereafter, any amounts conclusively determined to be owing from the Sellers pursuant to ARTICLE 11 shall be offset against the Cash Earn Out Consideration to the extent such Cash Earn Out Consideration is payable pursuant to Section 2.1(d).

11.7 Insurance; Other Indemnification. The amount of any Losses suffered by an Indemnitee shall be reduced by any insurance or other benefits which such party or its representative actually receive in respect of or as a result of such Losses or the facts or circumstances relating thereto. Each Indemnitee shall use reasonable efforts to seek full recovery under all insurance policies and other sources covering any Loss to the same extent as such party would if such Loss was not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Person that provided such indemnity payments to such Indemnitee.

11.8 Entitlement to Claim. The Buyer shall not be entitled to make a claim pursuant to this ARTICLE 11 if (i) the Buyer has been advised in writing or otherwise has actual knowledge prior to the date hereof of the inaccuracy, non-performance, non-fulfillment or breach which is the basis of such claim or (ii) the subject matter of the claim relates to a condition precedent for the benefit of the Buyer as set forth in ARTICLE 8 which the Buyer has waived.

11.9 Release.

(a)        Notwithstanding anything to the contrary in this Agreement, each of the Sellers (each, a “Seller Releasor”), for itself and any of its beneficiaries, any entity controlled by such Seller Releasor (other than the Companies), and the respective successors and assigns of each of the foregoing, hereby releases and forever discharges (i) the Companies, (ii) all of the Companies’ past, present and future affiliates, and (iii) all past, present and future officers, directors, shareholders, employees, agents and representatives of the entities listed in (i) and (ii) (each, a “Buyer Released Party”) from all claims, liabilities, demands and causes of action, known and unknown, in law and equity, that such Seller Releasor had, has or may have, in any capacity, arising from any matter or thing arising prior to the Closing Date other than the performance by the Buyer Released Parties of their obligations under this Agreement (“Seller Released Claims”).

(b)       Notwithstanding anything to the contrary in this Agreement, the Company (the “Buyer Releasor”), for itself and any of its beneficiaries, any entity controlled by such Buyer Releasor, and the respective successors and assigns of each of the foregoing, hereby releases and forever discharges (i) the Sellers, (ii) all of the Sellers’ past, present and future affiliates, and (iii) all past, present and future officers, directors, shareholders, employees, agents and representatives of the entities listed in (i) and (ii), as applicable (each, a “Seller Released Party”), from the Closing Date from all claims, liabilities, demands and causes of action, known and unknown, in law and equity, that the Buyer Releasor had, has or may have, arising from any matter or thing arising prior to the Closing Date other than the performance by the Seller Released Parties of their obligations under this Agreement and any documents, arrangements or agreements ancillary thereto or entered into in connection with this Agreement (“Buyer Released Claims”).

11.10 Calculation of Damages. Any indemnity payment made pursuant to this Agreement shall be treated as an adjustment to the purchase price for all tax purposes to the extent permitted by law. Notwithstanding the forgoing, the amount of any damages which may be claimed by the Buyer pursuant to this ARTICLE 11 shall be calculated to be the cost or loss to the Buyer after giving effect to the value of any related, determinable tax benefits realized by the Companies or the Buyer in relation to the matter which is the subject of the claim, and shall be increased to take account of any tax liability realized by the Companies or the Buyer in connection with the receipt of any indemnity payment.

ARTICLE 12

MISCELLANEOUS

12.1 Expenses. Except as expressly provided herein, all fees, costs, liabilities and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that (i) all fees, costs, liabilities and expenses of the Companies, the Sellers or any of their Affiliates related to the transactions contemplated by this Agreement and (ii) any transaction bonus, discretionary bonus, “stay-put” or other compensatory payments to be made to employees of the Companies at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of the Companies (other than any payments due as a result of any, direct or indirect, action taken by the Buyer or any of its Affiliates from and after the Closing) shall be “Company Expenses” to the extent not paid prior to Closing.

12.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12.3 Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

12.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

12.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by telecopier with receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Sellers or, prior to the Closing, the Company:

30 Melford Drive
Toronto, Ontario
Canada
M1B 1Z4
Attn: John Scrymgeour
Fax: (416) 335-8500

With a copy to:

Michael Di Paolo Professional Corporation
Barrister & Solicitor
Suite 400
7050 Weston Road
Woodbridge, Ontario
Fax: (905) 850-7575

If to the Buyer or, after the Closing, to the Company:

CPG International
801 Corey Street
Scranton, PA 18505
Attn: Scott Harrison
Fax: (570) 558-8202
Fax: (905) 850-7575

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Christopher Ewan, Esq.
Fax: (212) 859-4000

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

12.6 Exhibits and Schedules.

(a)        No reference to or disclosure of any item or other matter in the schedules to this Agreement (the “Schedules”) shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. Certain agreements and other matters are listed in the Schedules for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required to be listed by the terms of this Agreement. Reference to any document in the Schedules includes any amendment to such document, and does not purport to be complete and is qualified in its entirety by the document itself. The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties contained in this Agreement and shall not in any way be deemed to expand the scope or effect of any such representations and warranties contained herein. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement, the information and disclosures contained in each Schedule shall be deemed to be disclosed and incorporated by reference in each of the other Schedule as though fully set forth in such other Schedule (whether or not specific cross-references are made) on its face the significance of the disclosure is reasonably apparent on its face.

(b)       The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

12.7 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.8 Binding Effect: Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void. Notwithstanding the foregoing, the Buyer may, without the consent of the Sellers: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder and (c) assign its rights, but not its obligations, under this Agreement to any of its or its Affiliate’s financing sources (in any or all of such cases described in (a), (b) or (c), the Buyer shall remain responsible for the performance of all of its obligations hereunder).

12.9 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

12.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

12.11 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without giving effect to the principles of conflict of laws thereof.

12.12 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in the City of Toronto, Ontario, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

12.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

12.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

12.15 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

2162771 ONTARIO INC.
By:
Name:
Title:

By:		/s/ JOHN SCRYMGEOUR
	Name:	John Scrymgeour

By:		/s/ CHERYL SCRYMGEOUR
	Name:	Cheryl Scrymgeour

By:		/s/ PAOLO BALDASSARRA
	Name:	Paolo Baldassarra

By:		/s/ MARY BALDASSARRA
	Name:	Mary Baldassarra

By:		/s/ KURT GOWMAN
	Name:	Kurt Gowman

By:		/s/ DONNA GOWMAN
	Name:	Donna Gowman

By:		/s/ JANET PRATT
	Name:	Janet Pratt

KNOX & COMPANY INTERNATIONAL INC.
By:
Name:
Title: